Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated November 24, 2015, relating the financial statements and financial highlights appearing in the September 30, 2015 Annual Report to Shareholders of the portfolios comprising Lattice Strategies Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Counsel and Independent Registered Public Accounting Firm,” “Independent Registered Public Accounting Firm” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2016